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                                              July 19, 2000


Rogers International Raw Materials Fund, L.P.
c/o  Beeland Management Company, L.L.C.
1000 Hart Road
Barrington, Illinois 60010

     Re:  Rogers International Raw Materials Fund, L.P.

Ladies and Gentlemen:

     We have acted as counsel for Rogers International Raw Materials Fund, L.P. (the "Partnership"), a limited partnership organized under the Illinois Revised Uniform Limited Partnership Act (the "Act"), in connection with the preparation and filing with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 (the "Registration Statement"), relating to 200,000 units of limited partnership interests in the Partnership (the "Units").

     In this connection, we have examined originals or photostatic or certified copies of all such documents, records, certificates and agreements as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     On the basis of the foregoing and assuming (i) the due authorization, execution and delivery to the General Partner of the Partnership (the "General Partner") of a Subscription Agreement by those persons and entities who subscribe for Units (the "Limited Partners") in the offering described in the Prospectus which is included within the Registration Statement (the "Prospectus"), (ii) the due acceptance by the General Partner of a Subscription Agreement for each Limited Partner and the due acceptance by the General Partner of the Limited Partners to the Partnership as limited partners of the Partnership, (iii) the payment by each Limited Partner to the Partnership of the full consideration due from the Limited Partner for the Units subscribed to by the Limited Partner, (iv) that the books and records of the Partnership set forth all information required by the Partnership's Limited Partnership Agreement

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July 19, 2000
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(the "Agreement") and the Act, including all information with respect to all persons and entities to be admitted as partners to the Partnership and their contributions to the Partnership, (v) that the Limited Partners, as limited partners of the Partnership, do not participate in the control of the business of the Partnership, and (vi) that the Units are offered and sold, and at least 10,000 Units are in fact sold, as described in the Prospectus and the Agreement, we are of the opinion that: (a) the Units to be issued to the Limited Partners have been duly authorized, and, when issued, will be validly issued and outstanding, fully paid and nonassessable limited partnership interests in the Partnership, and (b) the Limited Partners will be entitled to all of the benefits of limited partners as provided in the Agreement.

     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                                             Very truly yours,

                                             WILDMAN, HARROLD, ALLEN & DIXON